Exhibit 99.1

For more information contact
Brendan Burke
Vice President and Treasurer
(817) 224-7742
Brendan.Burke@dyn-intl.com

DynCorp International Inc.'s Parent Reports Results for Third Quarter 2016

•	Revenue $503.4 million

•	Net loss attributable to Delta Tucker Holdings, Inc. of $7.2 million

•	Adjusted EBITDA of $26.5 million

•	Total backlog of $2.7 billion

•	DSO of 58 days

MCLEAN, Va. - (November 14, 2016) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI,” and together with Holdings, the “Company”), a global services provider, today reported third quarter 2016 financial results.

Third quarter revenue was $503.4 million, compared to $479.8 million in the third quarter 2015, with the increase primarily driven by the Afghanistan Life Support Services ("ALiSS") contract and increased content from T-6 Contractor Operated and Maintained Base Supply ("T-6 COMBS"), partially offset by decreased volume on the INL Air Wing program and the continued drawdown of U.S. forces in Afghanistan which impacted the demand for services under our LOGCAP IV program. Net loss attributable to Holdings for the third quarter 2016 was $7.2 million, compared with a net loss attributable to Holdings of $15.7 million in the third quarter 2015. The loss in the third quarter 2016 was primarily due to Global Advisory Group expenses and an increase to interest expense related to the Refinancing Transactions. The Company reported Adjusted EBITDA of $26.5 million for the third quarter, compared with $26.7 million for the same period in 2015.

“Our team delivered a solid third quarter,” said Lou Von Thaer, chief executive officer. “Streamlining the organization into three business units makes us more competitive, more responsive to our customers and keeps us on a path of growth.”

Bill Kansky, chief financial officer, added “We are raising 2016 full year adjusted EBITDA guidance to $97 million at the midpoint of the range, based on Q3 performance in DynLogistics and visibility into fourth quarter profitability.”

Third Quarter Highlights

•
In September 2016, DynLogistics announced the award of an 11-month task order contract modification valued at $111 million that began August 1, 2016, to continue providing base life support and maintenance services in Afghanistan under the LOGCAP IV contract. Immediately following this modification, we were awarded several additional LOGCAP IV contract modifications valued at approximately $50 million annually, beginning October 1, 2016, which will add over 100 new services and require more than 900 additional personnel across four locations.

•
In September 2016, DynLogistics announced the award of the Egyptian Personnel Support Services ("EPSS") contract to provide support for daily living in the Arab Republic of Egypt. The contract, which started March 25, 2016, has a two-year base period and a one year option period and a total potential contract value of $22.5 million.

•
In September 2016, DynAviation announced the award of a contract modification for the second option period on the Contractor Logistics Support contract to provide maintenance and logistics support to the

United States Navy T-34, T-44, and T-6 aircraft programs. The modification has a total potential value of $107.2 million.

•
In the quarter, DynLogistics announced the award of three additional task orders on the Air Force Augmentation Program ("AFCAP IV") from the U.S. Air Force. The amounts of awards taken together total $13.2 million as further described in Notable Events section of our third quarter Form 10‐Q.

•
On September 1, 2016, we were notified that the U.S. Department of State ("DoS"), had awarded the re-compete of the INL Air Wing contract to another company. On September 11, 2016, we filed a protest with the GAO challenging the DoS agency’s award determination. Under applicable law, a decision by the GAO is generally issued within 100 days of the filing of the protest.

•
On September 27, 2016, DynAviation finalized negotiations with the DoS Office of Acquisition Management regarding an extension of services on the INL Air Wing program and definitized an agreement for a one-year extension through October 31, 2017. The extension has a total potential value of $292.8 million.

Reportable Segment Results
DynAviation
Revenue for DynAviation was $326.4 million, compared with $316.3 million for the same period in 2015. The increase was primarily a result of increased content from T-6 COMBS and T-34/T-44/T-6 contracts. The increase in revenue was partially offset by decreased volume on the INL Air Wing program.

Adjusted EBITDA was $8.1 million, compared to $10.4 million for the third quarter of 2015. The decrease was primarily attributed to a charge taken on T-6 COMBS, offset by the restructuring of Heliworks, the improved performance and execution of an option year on our T-34/T-44/T-6 contract and the absence of a charge taken in 2015 for a certain Navy contract.

DynLogistics
Revenue for DynLogistics was $177.3 million, compared with $163.2 million for the third quarter 2015. The increase was primarily a result the new ALiSS contract, the new contract from the U.S. Army Contracting Command to provide technical support services to the Iraqi Army in Taji and a favorable settlement on a legacy program. This increase was partially offset by reductions in manning, materials and other direct costs under the Afghan Area of Responsibility ("AOR") task order and completion of the Kuwait task orders under the LOGCAP IV program and the completion of certain other contracts.

Adjusted EBITDA was $21.5 million, compared to $18.6 million for the third quarter of 2015. The increase was primarily attributed to a favorable settlement on a legacy program, the ALiSS Contract and productivity on training contracts, partially offset by the completion of certain programs in 2016.

Liquidity
Cash provided by operating activities during the nine months ended September 30, was $24.7 million compared with a cash outflow of $25.5 million for the same period in 2015.

The unrestricted cash balance at quarter-end was $98.9 million with no borrowings outstanding under the Company’s revolving credit facility.

DSO at the end of the third quarter 2016 was 58, a 15 day decrease from year-end primarily attributable to our focus on managing customer payment cycles.

Conference Call
The Company will host a conference call at 10:00 a.m. Eastern Time on November 14, 2016, to discuss results for the third quarter 2016. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 99584532. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 1:00 p.m. Eastern Time on November 14, 2016, through 11:59 p.m. Eastern Time on December 14, 2016. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International
DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on approximately seven decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP
In addition to the Company's financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net loss attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our Senior Secured Second Lien Notes and/or our New Senior Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements
This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 and the Securities Exchange Act of 1934. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2016 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: our substantial level of indebtedness, our ability to refinance or amend the terms of that indebtedness, and changes in availability of capital and cost of capital; the ability to refinance with subordinated indebtedness, or pay with proceeds of new equity or capital contributions the 10.375% Senior Notes due 2017 (the "Senior Unsecured Notes") by May 8, 2017; the ability to refinance, amend or generate sufficient cash to repay our indebtedness, including any future indebtedness, which may force us to take other actions to satisfy our obligation under our indebtedness, which may not be successful; the future impact of mergers, acquisitions, divestitures, joint ventures or teaming agreements; the outcome of any material litigation, government investigation, audit or other regulatory matters; restatement of our financial statements causing credit ratings to be downgraded or covenant violations under our debt agreements; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including any further changes to the sequestration that the United States (U.S.) Department of Defense (DoD) is currently operating under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, INL Air Wing, Contract

Field Teams and LOGCAP IV contracts; the outcome of future extensions on awarded contracts, the outcome of recompetes on existing programs, including but not limited to the War Reserve Materiel program and the ultimate outcome of the recompete process on the INL Air Wing program; changes in the demand for services provided by our joint venture partners; changes due to the pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity contracts and indefinite quantity contracts ; the timing or magnitude of any award, performance or incentive fee granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; decline in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstances or estimates that may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities that could affect our profitability and cash flows; uncertainty created by management turnover; termination or modification of key subcontractor performance or delivery; the ability to receive timely payments from prime contractors where we act as a subcontractor; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016, and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, filed with the SEC on November 14, 2016, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements.

###
(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 25, 2015	September 30, 2016	September 25, 2015
Revenue	$503,434	$479,808	$1,374,392	$1,437,000
Cost of services	(445,090)	(427,529)	(1,227,948)	(1,290,880)
Selling, general and administrative expenses	(38,357)	(35,237)	(109,405)	(107,920)
Depreciation and amortization expense	(8,875)	(9,039)	(26,078)	(25,587)
Earnings from equity method investees	60	6	761	131
Impairment of goodwill, intangibles and long lived assets	(1,782)	(6,690)	(1,782)	(93,485)
Operating income (loss)	9,390	1,319	9,940	(80,741)
Interest expense	(20,230)	(17,201)	(53,657)	(50,429)
Loss on early extinguishment of debt	—	—	(328)	—
Interest income	117	19	199	61
Other income, net	216	73	5,179	1,675
Loss before income taxes	(10,507)	(15,790)	(38,667)	(129,434)
Benefit (provision) for income taxes	3,543	540	(7,681)	10,025
Net loss	(6,964)	(15,250)	(46,348)	(119,409)
Noncontrolling interests	(307)	(499)	(803)	(1,227)
Net loss attributable to DTH, Inc.	$(7,271)	$(15,749)	$(47,151)	$(120,636)

Benefit (provision) for income taxes	(3,543)	(540)	7,681	(10,025)
Interest expense, net of interest income	20,113	17,182	53,458	50,368
Depreciation and amortization (1)	9,122	9,479	26,799	27,626
EBITDA (2)	$18,421	$10,372	$40,787	$(52,667)

Certain income/expense or gain/loss adjustments per our credit agreements (3)	(331)	13,202	8,080	114,452
Employee share based compensation, severance, relocation and retention expense (4)	339	2,575	1,000	6,237
Cerberus fees (5)	762	1,008	2,394	3,052
Global Advisory Group expenses (6)	7,499	—	17,256	—
Other (7)	(220)	(445)	(504)	(931)
Adjusted EBITDA	$26,470	$26,712	$69,013	$70,143

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of investment in affiliates in the third quarter of 2016, the impairment of certain intangibles and assets held for sale of $6.7 million in the third quarter of 2015, the impairment of goodwill within the Aviation reporting unit in the second quarter of 2015, as well as certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the three and nine months ended September 30, 2016, respectively, which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	For the three months ended September 30, 2016				For the three months ended September 25, 2015
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(21,269)	$6,739	$23,920	$9,390	$(11,344)	$(4,137)	$16,800	$1,319
Depreciation and amortization expense (1)	8,725	259	138	9,122	8,913	491	75	9,479
Noncontrolling interests	(307)	—	—	(307)	(499)	—	—	(499)
Other income (loss), net	447	(107)	(124)	216	1,217	(1,147)	3	73
EBITDA(2)	$(12,404)	$6,891	$23,934	$18,421	$(1,713)	$(4,793)	$16,878	$10,372

Certain income/expense or gain/loss adjustments per our credit agreements (3)	1,969	475	(2,775)	(331)	(404)	13,090	516	13,202
Employee share based compensation, severance, relocation and retention expense (4)	59	191	89	339	184	1,425	966	2,575
Cerberus fees (5)	71	482	209	762	150	568	290	1,008
Global Advisory Group expenses (6)	7,499	—	—	7,499	—	—	—	—
Other (7)	(235)	15	—	(220)	(509)	66	(2)	(445)
Adjusted EBITDA	$(3,041)	$8,054	$21,457	$26,470	$(2,292)	$10,356	$18,648	$26,712

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of investment in affiliates in the third quarter of 2016, the impairment of certain intangibles and assets held for sale of $6.7 million in the third quarter of 2015, as well as certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the three months ended September 30, 2016 which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	For the nine months ended September 30, 2016				For the nine months ended September 25, 2015
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(57,064)	$17,206	$49,798	$9,940	$(32,040)	$(76,508)	$27,807	$(80,741)
Depreciation and amortization expense (1)	25,595	944	260	26,799	25,148	2,291	187	27,626
Loss on early extinguishment of debt	(328)	—	—	(328)	—	—	—	—
Noncontrolling interests	(803)	—	—	(803)	(1,227)	—	—	(1,227)
Other income (loss), net	606	4,684	(111)	5,179	2,456	(835)	54	1,675
EBITDA(2)	$(31,994)	$22,834	$49,947	$40,787	$(5,663)	$(75,052)	$28,048	$(52,667)

Certain income/expense or gain/loss adjustments per our credit agreements (3)	8,340	1,016	(1,276)	8,080	1,905	102,517	10,030	114,452
Employee share based compensation, severance, relocation and retention expense (4)	290	502	208	1,000	637	4,447	1,153	6,237
Cerberus fees (5)	316	1,434	644	2,394	318	1,823	911	3,052
Global Advisory Group expenses (6)	17,256	—	—	17,256	—	—	—	—
Other (7)	(634)	130	—	(504)	(1,058)	82	45	(931)
Adjusted EBITDA	$(6,426)	$25,916	$49,523	$69,013	$(3,861)	$33,817	$40,187	$70,143

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of investment in affiliates in the third quarter of 2016, the impairment of certain intangibles and assets held for sale of $6.7 million in the third quarter of 2015, the impairment of goodwill within the Aviation reporting unit in the second quarter of 2015, as well as certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the nine months ended September 30, 2016 which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	As of
	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$98,939	$108,782
Restricted cash	13,464	721
Accounts receivable, net of allowances of $18,021 and $16,283, respectively	325,315	386,097
Other current assets	54,234	55,683
Assets held for sale	—	7,913
Total current assets	491,952	559,196
Non-current assets	193,192	225,493
Total assets	$685,144	$784,689
LIABILITIES AND DEFICIT
Current portion of long-term debt	$60,116	$184,866
Other current liabilities	283,371	342,257
Total current liabilities	343,487	527,123
Long-term debt	570,567	452,165
Long-term deferred taxes	14,103	—
Other long-term liabilities	12,195	13,571
Total deficit attributable to Delta Tucker Holdings, Inc.	(260,702)	(213,962)
Noncontrolling interests	5,494	5,792
Total deficit	(255,208)	(208,170)
Total liabilities and deficit	$685,144	$784,689

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the nine months ended
	September 30, 2016	September 25, 2015
Cash Flow Information:
Net cash provided by (used in) operating activities	$24,677	$(25,518)
Net cash used in investing activities	(19,848)	(944)
Net cash used in financing activities	(14,672)	(1,993)

Net cash provided by (used in) operating activities	24,677	(25,518)
Less: Purchase of property and equipment	(2,762)	(2,680)
Proceeds from sale of property, plant and equipment	832	478
Less: Purchase of software	(1,775)	(998)
Free cash flow	$20,972	$(28,718)